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                                                                     EXHIBIT 5.1

                        OPINION OF PEABODY & ARNOLD LLP

                                          September 18, 2001

Storage Computer Corporation
11 Riverside Street
Nashua, New Hampshire 03062

      Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     In connection with the registration of 1,929,013 shares of Common Stock, par value $.001 per share (the "Common Shares") of Storage Computer Corporation (the "Company") on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sale of the Common Shares by the selling stockholder named in the registration Statement, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination, it is our opinion that the Common Shares being registered, when issued upon conversion of the shares of the Company's Series E Convertible Preferred Stock held by such selling stockholder, in accordance with the terms of such preferred stock, will be legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Peabody & Arnold LLP

                                          PEABODY & ARNOLD LLP